Exhibit 6.1

TERM SHEET

This term sheet (the “Term Sheet”) outlines proposed terms of a transaction between Tranquil Healthcare, Inc, a Delaware corporation (“Company”), and DGR Health Services, LLC (“Manager”). Each of Company and Manager will be referred to herein as a “Party”, and collectively as the “Parties”. The Parties intend that the provisions of Part B of this Term Sheet (the “Binding Terms”) will be binding on and enforceable against each of them. Except for the Binding Terms: (a) none of the provisions of this Term Sheet shall constitute an obligation binding on any Party and all such provisions are subject to the completion of financial, commercial and legal due diligence satisfactory to the Parties; and (b) except with respect to the Binding Terms, there is no obligation on either Party until the execution and delivery of Definitive Agreements (as defined below).

PART A: NON-BINDING TERMS

Collaborative Agreement

Overview:	The Company develops advanced interventional psychiatry treatments, including Transcranial Magnetic Stimulation, a non-invasive, FDA- and EU-approved neuromodulation therapy. The Company plans on developing up to forty (40) clinics providing such services to consumers (“Clinic(s)”). Manager is experienced with managing clinics offering such services. Company and Manager desire to enter into collaborate arrangements for the development of such clinics (collectively, the “Project”).

Company Contribution:	With respect to the Project, the Company will provide: (i) equipment leasing to each Clinic in an amount up to $650,000, (ii) a revolving line of credit in an amount up to $650,000 to be used for general working capital purposes, and (iii) consulting services to each Clinic.

Manager Contribution:	With respect to the Project, Manager will provide Management Services (as defined below) for the Project pursuant to the terms of a Management Services agreement as further described herein.

Management Services Agreement

Management Service:

Management services will include the provision of, or arranging for, a comprehensive range of administrative, business, facilities, equipment, information technology, infrastructure, management, laboratory and other support services required for the operation of the Clinics and Manager will be responsible for the sale of the Manager and / or Clinics to at third-party (collectively, “Management Services”).

As part of the Management Services, Manager agrees to employ, on a full or part time basis, physicians who specialize in the provision of medical care, treatment, and goods and services relating to advanced interventional psychiatry treatments (collectively, “Physicians”) or support staff who specialize in clinical services (collectively, “Professional Services”), and who are fully licensed and authorized to provide the Professional Services.

Exclusivity:	During the term of the Project, the Company will appoint Manager as its sole and exclusive provider of Management Services, and Manager shall serve as the Company’s sole and exclusive manager with respect to the Project. Manager also agrees to provide Management Services to the Company.

Billing:	Manager shall submit, process and collect all billings and claims for payment from and to patients and, as applicable, third party payors and fiscal intermediaries, for all goods, items, and services provided by Physicians to its patients at the Clinic (including any globally billed services or services involving a professional and/or technical component). Manager shall bill or cause to be billed all fees charged for Professional Services rendered by the Physicians and any nurse practitioners or physician assistants employed by or contracting with Manager (collectively, “Non-Physician Practitioners”) for Professional Services provided at the Clinics.

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Collections:

Manager shall: (i) collect all revenue from any source, including accounts receivable, due to the Clinics in connection with Manager’s operations at the Clinics (“Gross Revenue”); (ii) receive all Gross Revenue on the Clinics’ behalf, except, if applicable at any time, for Federal Healthcare Program (such as Medicare, Medicaid, and TRICARE) receivables; and (iii) take all legal actions necessary and required for and give satisfaction for monies due on accounts and to withdraw any legal actions pertaining to or arising out of Manager’s or the Clinic’s right to collect amounts owed. Manager will be responsible for keeping complete records on all collections.

Personnel:

Manager will provide to the Clinics, the support services of non-clinical, clerical and administrative personnel who may be employed by Manager as applicable law permits who are necessary for the Clinics to furnish its services (“Provider Support Personnel”). Manager will ensure that all Provider Support Personnel shall be appropriately licensed as required under applicable law, shall perform all services within the scope of any applicable licenses and certifications, shall perform all services in accordance with all laws and with prevailing and applicable standards of care and in accordance with any policies adopted by the Company, Manager, or the Clinic(s).

Additionally, Manager shall provide to the Clinics the support services of licensed healthcare personnel, other than Physicians and Non-Physician Practitioners, each of whom will be directly employed by the Clinics, as applicable. Such personnel shall include, but not be limited to, medical assistants and registered nurses who may be employed by Manager as applicable law permits who are necessary for Provider to furnish its services (“Licensed Support Personnel”). Manager will ensure that all Licensed Support Personnel will be appropriately licensed as required under applicable law, shall perform all services within the scope of their licenses and certifications, shall perform all services in accordance with all laws and with prevailing and applicable standards of care.

Management Fees:	As compensation for the Management Services provided by Manager, Manager will be entitled to (i) a corporate overhead charge equal to 10% of the gross revenues of each Clinic and (ii) ninety Percent (90%) of EBITDA generated by the operation of the Clinics (as determined by GAAP), as a management fee.

Equipment Lease:

Master Equipment Lease:

Company will provide the Project with a 10-year master equipment lease (“Master Equipment Lease”) in an initial principal amount of up to $650,000 per Clinic. The Master Equipment Lease will be on commercially reasonable terms. At Maturity, the Equipment Lease and any accrued and unpaid rent shall become immediately due and payable and Manager shall, at that time, own such equipment.

Equipment:	All equipment leased pursuant to the Master Equipment Lease (the “Equipment”) will be used by Manager in connection with providing the Professional Services and Management Services at each Clinic.

True Lease:	The Parties intend that Master Equipment Lease constitute a true lease under applicable law and not a sale or financing arrangement. Company retains title to the Equipment at all times. Manager acquires no ownership, title, property, right, equity, or interest in the Equipment other than its leasehold interest solely as lessee subject to customary terms for similar transactions.

Security Interest:	In the event that the Master Equipment Lease is recharacterized under applicable law as a secured financing or a lease intended for security, Manager shall grant Company a first priority security interest in the Equipment and all proceeds thereof, to secure the payment of Manager’s obligations under the Master Equipment Lease agreement. The Parties each agree to execute, acknowledge, deliver, file, and record, or cause to be executed, acknowledged, delivered, filed, and recorded such further documents (including without limitation UCC financing statements), and to do all such things and acts, necessary to ensure that such security interest would be a perfected first priority security interest under applicable law.

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Base Rent:	The base rent for one (1) year for each piece of Equipment under the Master Equipment Lease will be equal to 10% of the capital cost of the Equipment to be paid on a monthly basis.

Net Lease:	The Parties intend that the Master Equipment Lease be a “net lease.” In addition to the Base Rent, Manager will be responsible for maintaining, repairing and insuring the Equipment, as well as paying all applicable property taxes with respect to any Equipment.

Change in Control:	In the event of a change in control of any Clinic, the aggregate capital cost of the Equipment will immediately become due and payable.

Other Conditions:	The Master Equipment Lease will be subject to such representations, warranties and covenants as is customary in a transaction of this type.

Credit Facility

Facility Amount:	Up to $650,000 per Clinic.

Term:	Each draw down on the facility will have a term of 10 years, subject to normal and customary acceleration conditions (“Maturity”). At Maturity, the Credit Facility and any accrued and unpaid interest shall become immediately due and payable.

Use of Proceeds:

Advances from the Credit Facility will be used for expenses associated with the build-out of Clinic locations and for initial marketing and initial operating costs for each Clinic until it is operational.

Interest Rate:	Interest on the facility will equal 10% per annum, will be calculated on a 365 day basis and be payable in arrears on a quarterly basis.

Change in Control:	In the event of a change of control of any Clinic, the aggregate amount of the draw-downs related to that Clinic will become due and payable.

Company Consulting Services

Services:	The Company will provide each Clinic with consulting services under individual consulting agreements. The services will include but not be limited to: (i) reviewing and providing recommendations regarding the Projects’ direct to consumer marketing strategies, and providing assistance, if requested by Manager, with respect to implementation; (ii) reviewing and providing alternatives to advertising and social media outreach related to the Project and providing alternatives for purchasing such ads; (iii) undertaking a comprehensive review of markets to determine optimal location to open Clinics; (iv) assisting in a review of product expansion opportunities; (v) exploring opportunities for expanding insurance reimbursement related to the products and services provided by the Clinics; and (vi) general business consultation on an as requested basis (collectively “Consulting Services”).

Consulting Fees:	As compensation for the Consulting Services provided by the Company, the Company will be entitled to ten percent (10%) of the EBITDA generated by the Clinics, as a consulting fee.

Change in Control:	In the event of a change in control, the Company will be entitled to 10% of the net consideration (after deducting the return of the capital outlaws for the equipment and credit facility) received by the Manager or Clinics resulting from such transaction. In the event of a sale/change of control, all proceeds will be received within an escrow account controlled by the Company’s counsel and distributed according to this agreement.

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Intellectual Property

Ownership and Prosecution of Intellectual Property:

All right, title, and interest in and to any and all inventions, discoveries, know-how, trade secrets, data, works of authorship, processes, improvements, and subject matter, whether or not patentable or registrable, conceived, developed, reduced to practice, or created by either Party or their respective employees, agents, or contractors, to the extent arising from or relating to the Project, shall be the sole and exclusive property of the Company. All such rights shall be deemed “works made for hire” to the extent permitted by law, and otherwise are hereby irrevocably assigned to the Company.

The Company will have sole decision-making authority and right, at its sole cost and expense, over the preparation, filing, prosecution, issuance, and maintenance of applications and registrations covering any inventions or discoveries arising from the Project or transactions contemplated thereby.

Other Terms & Agreements

Definitive Agreement:	The detailed terms and conditions of the arrangements outlined herein will be set forth in definitive agreements (the “Definitive Agreements”), with the understanding that the Definitive Agreements will contain, in addition to the items addressed above, certain representations and warranties, provisions regarding the protection, prosecution and enforcement of intellectual property rights, confidentiality and non-disclosure obligations, indemnification, certain operating and governance covenants, and conditions to effectiveness, that are customary for transactions of this kind. The Parties anticipate that the Definitive Agreements will include but not be limited to: (i) a management services agreement, (ii) a Master Equipment Lease, (iii) Manager Services agreement, and (iv) a Company consulting agreement.

Reporting Requirements:

The Manager shall provide the Company with monthly financial statements on the results of the Clinics. In addition, the Manager shall assist the Company with any financial information required by the Company to complete its own annual audit requirements and biannual accounting review. Company shall have the right to audit the books and records of the Manager on an annual basis if so desired.

Indemnification by Manager:	Manager shall indemnify, defend, and hold harmless Company, its officers, directors, shareholders, agents, and affiliates (collectively, the “Company Indemnitees”) from and against any and all losses, liabilities, claims, damages, costs, and expenses (including reasonable attorneys’ fees) incurred by any Company Indemnitee arising out of or resulting from: (a) the clinical operations, medical practices, or healthcare services provided by Manager or its employees, agents, or contractors; (b) any violation of applicable healthcare laws or regulations, including but not limited to billing and collections practices, coding, or third-party payer requirements; and (c) any gross negligence, willful misconduct, or breach of this Agreement by Manager or its representatives.

Indemnification by Company:	Company shall indemnify, defend, and hold harmless Manager, its officers, managers, employees, and affiliates (collectively, the “Manager Indemnitees”) from and against any and all losses, liabilities, claims, damages, costs, and expenses (including reasonable attorneys’ fees) incurred by any Manager Indemnitee arising out of or resulting from: (a) Company’s capital raising activities, investor representations, investor relations, securities filings or offerings, or the structure and terms of any financing provided to Manager; and (b) any gross negligence, willful misconduct, or breach of this Agreement by Company or its representatives.

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Working Capital:	Manager shall provide for sufficient working capital reserves for Clinic operational expenses prior to distributions of EBITDA to Manager members.

PART B: BINDING TERMS

Exclusivity:	During the 180-day period commencing on the date of last signature of this Term Sheet, (as may be extended pursuant hereto, the “Exclusivity Period”), the Parties agree to negotiate in good faith to finalize and execute the Definitive Agreements and shall not, directly or indirectly, through any affiliate, officer, director, agent or otherwise, make, solicit, initiate or encourage submission of any proposal or offer from any third party (a “Person”) relating to any transaction similar to the Project, the development and management of clinics or any other transaction that would effectively prohibit the Parties from negotiating the proposed transaction under this Term Sheet (each, a “Proposal”). Each Party agrees (i) to terminate immediately all ongoing contacts or negotiations, if any, with respect to any Proposal (except with the Parties hereto), and (ii) to promptly notify the other Party if any Proposal, or any inquiry or contact with any Person with respect thereto, is made, and shall provide the other Party with such information regarding such Proposal, inquiry or contact as such Party may request.

Confidentiality:	The Parties have entered into a Confidentiality Agreement dated October 28, 2025 (the “Confidentiality Agreement”). The contents of this Term Sheet and all Confidential Information (as defined in the Confidentiality Agreement) disclosed by the Parties in relation to this Term Sheet or the transactions contemplated hereunder will be subject to the Confidentiality Agreement. In addition, neither Party nor any of its affiliates will use the name of the other Party or any affiliate of the other Party in any manner, context or format (including reference on or links to websites, press releases, etc.) without obtaining in each instance the prior written consent of such other Party. For purposes of clarity, the Parties agree that Company will be required to disclose information relating to this Term Sheet pursuant to its Form 1-A Offering Circular for its Regulation A Offering with the SEC and Manager confirms and consents to such information herein being included.

Expiration:	This Term Sheet, if not mutually executed by the Parties, will expire at 12:01 a.m., Eastern Time on October 31, 2025.

Governing Law:

The Definitive Agreements will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each Party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Term Sheet, the Definitive Agreements and any other transaction documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the County of Palm Beach, Florida. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the County of Palm Beach, State of Florida, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any provision contained in the Definitive Agreements), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.

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IN WITNESS WHEREOF, the Parties have caused this Term Sheet to be executed by their duly authorized representatives as of October 28, 2025.

COMPANY: TRANQUIL HEALTHCARE, INC.

By:

Name: Tyler Ehler

Title: CEO

Address:_______________________________

_______________________________

Facsimile:          N/A

E-mail: ________________________________

Attention: Tyler Ehler

MANAGER: DGR Health Services, LLC

By: ___________________________________

Name:_________________________________

Title: __________________________________

Address:_______________________________

_______________________________

Facsimile:______________________________

E-mail: ________________________________

Attention: ______________________________

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